AMENDMENT NO. 5 TO THE TRUST INSTRUMENT UBS MONEY SERIES

Pursuant to Article IV, Section 1 and Article X, Section 8 of the Trust Instrument of UBS Money Series (“Trust”), the Trust Instrument of the Trust, as amended on July 28, 1999, May 9, 2001, April 8, 2002 and March 15, 2004, is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

UBS Cash Reserves Fund
UBS Liquid Assets Fund
LIR Premier Money Market Fund
LIR Premier Tax-Free Money Market Fund
UBS Select Prime Institutional Fund
UBS Select Treasury Institutional Fund
UBS Select Tax-Free Institutional Fund
UBS Select Prime Preferred Fund
UBS Select Treasury Preferred Fund
UBS Select Tax-Free Preferred Fund
UBS Select Prime Investor Fund
UBS Select Treasury Investor Fund
UBS Select Tax-Free Investor Fund

Note Regarding Name Changes for Certain Series:

The names of the Series of the Trust referenced above reflect the renaming of each of the following Series effective as of August 28, 2007. The Series that has been known as UBS Select Money Market Fund is renamed UBS Select Prime Institutional Fund effective as of August 28, 2007. The Series that has been known as UBS Select Treasury Fund is renamed UBS Select Treasury Institutional Fund as of August 28, 2007.

Classes of Shares of Each of UBS Select Prime Institutional Fund (until August 28, 2007, known as UBS Select Money Market Fund) and UBS Select Treasury Institutional Fund (until August 28, 2007, known as UBS Select Treasury Fund):

Pursuant to Article IV, Section 2 of the Trust Instrument, the Financial Intermediary share classes of each of UBS Select Prime Institutional Fund and UBS Select Treasury Institutional Fund shall be abolished effective August 28, 2007. No Financial Intermediary shares are currently issued and outstanding. The names of the Institutional share classes of each aforesaid fund are hereby changed by removing the designation “Institutional” from before the word “shares,” also effective as of August 28, 2007.

CERTIFICATE

I, Keith A. Weller, Vice President and Assistant Secretary of UBS Money Series, hereby certify that: (i) this Amendment No. 5 to the Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at meetings duly called and held on May 9, 2007 and July 17-18, 2007; and (ii) this Amendment No. 5 to the Trust Instrument of UBS Money Series is made in accordance with the provisions of the Trust Instrument and will become effective upon the 28th day of August, 2007. This certificate is executed as of August 24, 2007.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary
UBS Money Series

Subscribed and sworn before me this 24th day of August, 2007:

/s/ Clara C. Diaz
Notary